                                                                    EXHIBIT 10.1

                          SALE AND PURCHASE AGREEMENT

                                BY AND BETWEEN


                                QODE.COM, INC.,


                                      AND


                          NEOMEDIA TECHNOLOGIES, INC.

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
1.   DEFINITIONS AND REFERENCES............................................    1


2.   SALE AND PURCHASE OF ASSETS; PURCHASE PRICE;
     PAYMENT OF PURCHASE PRICE; ASSUMPTION OF LIABILITIES..................   10

     2.01  Asset Sale......................................................   10

     2.02  Purchase Price..................................................   10

     2.03  Manner of Payment...............................................   11

     2.04  Assumption of Liabilities.......................................   11

     2.05  Allocation......................................................   11


3.   REPRESENTATIONS AND WARRANTIES BY SELLER..............................   12

     3.01  Organization and Standing.......................................   12

     3.02  Authorization...................................................   12

     3.03  Litigation; Compliance with Law.................................   12

     3.04  Financial Statements and Condition; Liabilities.................   13

     3.05  Capitalization of Seller........................................   13

     3.06  Indebtedness....................................................   14

     3.07  Reliance Upon the Sellers Representations.......................   14

     3.08  Receipt of Information..........................................   14

     3.09  Restricted Securities...........................................   14

     3.10  Legends.........................................................   14

     3.11  Assets; Consents................................................   15

     3.12  Condition of Tangible Assets....................................   16

     3.13  Intellectual Property...........................................   16

     3.14  Inventory.......................................................   18

     3.15  Contracts.......................................................   19

     3.16  Powers of Attorney..............................................   20

     3.17  Conflicts.......................................................   20

     3.18  Related Parties.................................................   20

     3.19  Tax Matters.....................................................   21

     3.20  Employee Benefit Plans..........................................  22

     3.21  Labor Relations.................................................  22

     3.22  Insurance.......................................................  23

     3.23  Licensees.......................................................  23

     3.24  Disclosure......................................................  23

     3.25  Database........................................................  23

     3.26  Trade Payables..................................................  23


4.   REPRESENTATIONS AND WARRANTIES BY BUYER...............................  23

     4.01  Organization and Standing.......................................  23

     4.02  Authorization...................................................  24

     4.03  Non-Contravention...............................................  24

     4.04  Litigation......................................................  24

     4.05  SEC Reporting...................................................  24

     4.06  Patents.........................................................  24


5.   COVENANTS AND AGREEMENTS OF SELLER....................................  24

     5.01  Negative Covenants..............................................  25

     5.02  Affirmative Covenants...........................................  26

     5.03  Removal of Materials............................................  28

     5.04  Confidentiality.................................................  28

     5.05  Employees.......................................................  28

     5.06  Post Closing Performance Metrics................................  28

     5.07  2000 Audit......................................................  32

     5.08  Liquidation/Dissolution of Seller...............................  32


6.   COVENANTS AND AGREEMENTS OF BUYER.....................................  33

     6.01  Preserve Existence..............................................  33

     6.02  Preserve Accuracy of Representations and Warranties.............  33

     6.03  Buyer Commitment................................................  33

     6.04  Confidentiality.................................................  35

     6.05  Corporate Action................................................  35

     6.06  No Change in Representations and Warranties.....................  35

7.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE...................  35

     7.01  Representations and Covenants...................................  35

     7.02  Consents........................................................  35

     7.03  Delivery of Documents...........................................  36

     7.04  Liabilities.....................................................  36

     7.05  Indebtedness....................................................  36

     7.06  Novus Debt......................................................  36

     7.07  Legal Proceedings...............................................  36

     7.08  Absence of Material Change......................................  36

     7.09  Financial Statements............................................  36

     7.10  Lock-up Agreements..............................................  36

     7.11  Management Contracts............................................  36

     7.12  Assignment of Various Rights....................................  37


8.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO
     CLOSE.................................................................  37

     8.01  Representations and Covenants...................................  37

     8.02  Delivery of Documents...........................................  37

     8.03  Assumed Liabilities.............................................  37

     8.04  Legal Proceedings...............................................  37

     8.05  Management Contracts............................................  37


9.   THE CLOSING...........................................................  37

     9.01  Closing.........................................................  37

     9.02  Deliveries by Seller............................................  37

     9.03  Deliveries by Buyer.............................................  39


10.  RISK OF LOSS..........................................................  40


11.  SURVIVAL; INDEMNIFICATION.............................................  40

     11.01 Survival of Seller's Representations............................  40

     11.02 Indemnification by Seller.......................................  40

     11.03 Survival of Buyer's Representations.............................  41

     11.04 Indemnification by Buyer........................................  41

     11.05  Conditions of Indemnification..................................  41

12.  PAYMENT/INDEMNIFICATION ESCROW........................................  42

13.  TERMINATION...........................................................  44

14.  REMEDIES..............................................................  44

     14.01  Default by Buyer...............................................  44

     14.02  Default by Seller..............................................  44

     14.03  Specific Performance...........................................  44


15.  ADDITIONAL ACTIONS AND DOCUMENTS......................................  45

16.  BROKERS...............................................................  45

17.  EXPENSES..............................................................  45

18.  NOTICES...............................................................  45

19.  WAIVER................................................................  47

20.  BENEFIT AND ASSIGNMENT................................................  47

21.  PRESS RELEASES AND PUBLIC ANNOUNCEMENTS...............................  47

22.  NO THIRD-PARTY BENEFICIARIES..........................................  48

23.  HEADINGS..............................................................  48

24.  CONSTRUCTION..........................................................  48

25.  INCORPORATION OF EXHIBITS AND SCHEDULES...............................  48

26.  SUBMISSION TO JURISDICTION............................................  48

27.  ENTIRE AGREEMENT; AMENDMENT...........................................  49

28.  SEVERABILITY..........................................................  49

29.  GOVERNING LAW.........................................................  49

30.  SIGNATURE IN COUNTERPARTS.............................................  49

Schedules
---------

Schedule 1.01    Real Property
Schedule 1.02    Leasehold Interests in Property
Schedule 1.03    Assets Used in Business
Schedule 1.04    Contracts and Agreements
Schedule 1.05    Trade Secrets
Schedule 1.06    Seller Intellectual Property
Schedule 1.07    Trade Payables
Schedule 1.08    Conversion Indebtedness
Schedule 1.10    Novus Debt
Schedule 3.03    Litigation/Compliance with Laws
Schedule 3.04    Liabilities relating to the Assets
Schedule 3.05    Seller Shareholders
Schedule 3.06    Indebtedness
Schedule 3.11    Non-essential Assets
Schedule 3.13(c) Seller's Patents and Licenses
Schedule 3.13(d) Licensed Intellectual Property
Schedule 3.14    Inventory
Schedule 3.15    Contracts
Schedule 3.17    Conflicts
Schedule 3.18    Related Parties
Schedule 3.19    Tax Returns
Schedule 3.20    Employee Benefit Plans
Schedule 3.21    Labor Relations
Schedule 3.22    Insurance
Schedule 3.25    Database
Schedule 4.03    Non-Contravention
Schedule 4.06    Buyer's Patents
Schedule 5.06(a) Projected Performance Metrics
Schedule 5.06(b) QBU Projected Income Statement
Schedule 5.06(h) Seller Liabilities
Schedule 6.03(a) Capital Expenditure Budget Funding
Schedule 9.02(d) UCC Report

Exhibits
--------

Exhibit A   Escrow Agreement
Exhibit B   Seller Shareholder Acknowledgment Agreement
Exhibit C   Intentionally Left Blank
Exhibit D   Lock-Up Agreement
Exhibit E   Employment Agreement with William H. Carpenter, Jr.
Exhibit F   Employment Agreement with Gregory P. Miller
Exhibit G   Employment Agreement with Michael R. Miller

Exhibit H   Assignment of Assets
Exhibit I   Opinion of Counsel (Seller)
Exhibit J   Assumption Agreement
Exhibit K   Opinion of Counsel (Buyer)
Exhibit J   Assignment of New Patent Applications
Exhibit M   Assignment of Existing Patents and Applications
Exhibit N   Assignment of Trademarks

                          SALE AND PURCHASE AGREEMENT
                          ---------------------------

     THIS SALE AND PURCHASE AGREEMENT (this "Agreement") is entered into as of this 1st day of March, 2001 by and between Qode.com, Inc., a Florida corporation ("Seller"), and NeoMedia Technologies, Inc., a Delaware corporation ("Buyer").

     WHEREAS, Seller owns and operates a comprehensive universal Internet database of consumer product information accessible through the scanning or searching of Universal Product Codes ("UPC Codes") including the delivery of targeted promotions, coupons and special offers through a proprietary database and software (the "Business").

     WHEREAS, this Agreement contemplates the purchase by Buyer of the Assets (as hereinafter defined) of Seller in exchange for Buyer Stock, in accordance with and subject to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

     1.   Definitions and References. As used herein, the following terms shall
          --------------------------
have the meanings set forth below, unless the context otherwise requires:

     "2000 Audit" has the meaning set forth in Section 5.07 below.

     "Accelerated Seller Vesting" has the meaning set forth in Section 5.06(c) below.

     "Accounts Receivable" means all accounts receivable with respect to the Business as of the end of the business day immediately preceding the Closing Date.

     "Achievement Deficit" has the meaning set forth in Section 5.06(e) below.

     "Achievement Deficit Payment" has the meaning set forth in Section 12(d) below.

     "Actual Performance Metrics" has the meaning set forth in Section 5.06(d) below.

     "Additional Agreement" has the meaning set forth in Section 5.01(c) below.

     "Adjusted Performance Metrics" has the meaning set forth in Section 6.03(a) below.

     "Aggregate Percentage of Achievement Credit" has the meaning set forth in
Section 506(e) below

     "Agreement" has the meaning set forth in the preface above.

     "Arthur Andersen" has the meaning set forth in Section 5.07 below.

     "Assets" means all right, title, and interest in and to all assets of Seller including but not limited to: (i) all real, personal and mixed assets, both tangible and intangible (including the Business as a "going concern") wherever located, owned or held by the Seller and which are used or useful in connection with the operation of the Business, (ii) all Accounts Receivable thereof and any cash or cash equivalents. Assets shall include all such assets existing on the date of this Agreement and all such Assets acquired between that date and the Closing Date, and shall include, without limitation, all of Seller's right, title and interest:

          (a)  In all Accounts Receivable, deposits and prepaid expenses.

          (b)  In that certain real property set forth and described in Schedule
                                                                        --------
               1.01, and in the leasehold interests in that certain real
               ----
               property described in Schedule 1.02 (collectively, the
                                     -------------
               "Property").

          (c) In all of the furniture, fixtures, furnishings, machinery, equipment, inventory of Qoders, services, disk drives, other spare parts and accessories, supplies, and other property maintained, owned or held by Seller and which are used or useful principally in connection with the business and operations of the Business, (including property held by customers on a leased or rented basis) including, without limitation, those described in
               Schedule 1.03.
               -------------

          (d) In only those contracts, agreements, leases, options, manufacturer's warranties owned or held by Seller and used or useful principally in connection with the business and operations of the Business, as listed and described on Schedule 1.04.
                                                           -------------

          (e) In all accounting data, trade secrets, customer lists, supplier lists, customer account information and related tangible and intangible assets owned or held by Seller, including, without limitation, those described in Schedule 1.05.
                                              -------------

          (f) In all engineering, business and other books, papers, files and records pertaining to the operation of the Business and the Assets.

          (g) In all Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, including but not limited to the Intellectual Property described on Schedule 1.06.
                                                  -------------

          (h) In all ownership interests in other entities, including any subsidiaries.

          (i) In all claims, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the repayment of Taxes).

          (j) In all governmental approvals, licenses, certificates or other governmental rights of Seller.

     "Assumed Liabilities" means (i) trade payables in the amount not to exceed the amounts set forth on Schedule 1.07 attached hereto and made a part hereof;
                         -------------
(ii) the Conversion Indebtedness set forth on Schedule 1.08, attached hereto and
                                              -------------
made a part hereof and the Novus Debt as set forth on Schedule 1.10; and (iii)
                                                      -------------
all obligations of the Seller under the agreements, contracts, leases, and licenses described and listed on Schedule 1.04, which is attached hereto and
                                 -------------
made a part hereof, provided however, that Assumed Liabilities shall not include any Liabilities of Seller, unless such Liabilities are specifically referenced on Schedule 1.04, Schedule 1.07, or Schedule 1.08, or Schedule 1.10. Assumed
   -------------  -------------     -------------     -------------
Liabilities does not include: (1) any Liabilities of Seller for Taxes; (2) any Liabilities of Seller for the unpaid Taxes of any person, as a transferee or successor, by contract, or otherwise; (3) any Liabilities of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; (4) any Liabilities or obligation of the Seller under this Agreement (or under any side agreement) between Seller and Buyer entered into on or after the date of this Agreement; or (5) any other Liabilities not listed on Schedules 1.04, 1.07, 1.08 or 1.10 above.
                          ----------------------------------

     "Audited Financials" has the meaning set forth in Section 5.07 below.

     "Business" has the meaning set forth in the preamble above.

     "Buyer" has the meaning set forth in the preface.

     "Buyer Notice" has the meaning set forth in Section 12(e) below.

     "Buyer Stock" means share(s) of the common stock of NeoMedia Technologies, Inc.

     "Capital Expenditure Budget Funding" has the meaning set forth in Section
6.03 below.

     "Capitalized Lease Obligations" means that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

     "Claims" has the meaning set forth in Section 11.05 below.

     "Closing" means the closing of the purchase, assignment and sale of the Assets contemplated hereunder.

     "Closing Date" has the meaning set forth in Section 9.01 below.

     "Closing Purchase Price" has the meaning set forth in Section 2.02(b) below.

     "Conversion Debt Payments" has the meaning set forth in Section 2.02(b) below.

     "Conversion Indebtedness" means that Indebtedness described on Schedule
                                                                    --------
1.08, but shall not include the Novus Debt, as described in Schedule 1.10.
----                                                        -------------

     "Cumulative Page Views" has the meanings set forth in Section 5.06(b)(iii) below.

     "Cumulative Page Views Adjusted" has the meanings set forth in Section 6.03(c)(ii) below.

     "Cumulative Revenue/Investment Ratio" has the meaning set forth in Section 6.03(c)(i) below.

     "Database" means the universal Internet database of consumer product information accessible through the scanning or searching of UPC Codes, including without limitation, all of the software, systems, user information, user stored bar code scans, UPC Codes, data, and other Intellectual Property used in the creation, support and maintenance of the database and the conduct of the Business.

     "EBT" has the meaning set forth in Section 5.06(b)(ii) below.

     "Encumbrances" mean any mortgages, pledges, licenses, liens, claims, security interests, agreements, restrictions, defects in title, easements, encumbrances, or charges.

     "ERISA" has the meaning set forth in Section 3.20 below.

     "Escrow Agent" shall mean First Chicago Bank.

     "Escrow Agreement" shall mean the Agreement between Buyer, Seller and Escrow Agent, dated as of the date hereof, substantially in the form of Exhibit
                                                                        -------
A hereto.
--

     "Final Determination" has the meaning set forth in Section 12(a) below.

     "Final Market Value" means the average of the "last trade" price of Buyer Stock on the NASDAQ-Small-Cap-Market on the ten trading days immediately preceding the date of disbursement of the Seller Earned Balance from the Indemnification Escrow. If "last trade" on the NASDAQ-Small-Cap-Market is not available, the Final Market Value will be determined by the last third party arms length, private placement transaction of Buyer Stock prior to the disbursement of the Seller Earned Balance.

     "Final Purchase Price" has the meaning set forth in Section 2.02(c).

     "First Quarter Achievement Percentages" has the meaning set forth in
Section 5.06(g)(1) below.

     "First Quarter Notice" has the meaning set forth in Section 5.06(g)(1) below

     "First Quarter Page View Shares" has the meaning set forth in Section 5.06(g)(1) below.

     "First Quarter Revenue Shares" has the meaning set forth in Section 5.06(g)(1) below.

     "Funding Deficit" has the meaning set forth in Section 6.03(a) below.

     "GAAP" means generally accepted accounting principles in the United States, consistently applied.

     "Indebtedness" shall mean, with respect to any Person, obligations for money borrowed represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, all Indebtedness upon which interest charges are customarily paid, all Capitalized Lease Obligations, all reimbursement obligations with respect to outstanding letters of credit, all Indebtedness issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), whether or not any such notes, drafts, obligations without duplication, guaranties of any of the foregoing. For purposes of this definition, interest which is accrued but not paid on the scheduled due date for such interest shall be deemed Indebtedness.

     "Indemnification Escrow" means the Buyer Stock held by the Escrow Agent to fund any indemnification claims made by Buyer as defined in Section 2.02(c) hereof.

     "Indemnified Party" has the meaning set forth in Section 11.05(a) below.

     "Indemnifying Party" has the meaning set forth in Section 11.05(a) below.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works including web site page presentations, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals including the Database), (f) all computer software (including data and related documentation), (g) all other proprietary rights, software tools, conversion utilities, and application protocol interface and all third party software licenses; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Knowledge" means actual knowledge after reasonable investigation.

     "Liability" or "Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Market Value" means the average of the "last trade" price of Buyer Stock on the NASDAQ-Small-Cap-Market on the ten trading days immediately preceding the Closing Date hereunder.

     "Novus Debt" means the amount of Indebtedness in the payoff letter from Novus Holding Corp. in the principal amount of $500,000.00. as evidenced by the promissory notes dated December 14, 2000 and January 11, 2001 and detailed on
Schedule 1.10 hereof.
-------------

     "Novus Debt Payment" has the meaning set forth in Section 2.02(b) below.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Other Plan" has the meaning set forth in Section 3.20 below.

     "Page View Share Pool" has the meaning set forth in Section 5.06(g) below.

     "Patents" has the meaning set forth in Section 4.06 below.

     "Pension Plan" has the meaning set forth in Section 3.20 below.

     "Percentage of Achievement" has the meaning set forth in Section 5.06(e) below.

     "Percentage of Achievement Credit" has the meaning set forth in Section 5.06(a) below.

     "Percentage of Achievement Within Cap" has the meaning set forth in Section 5.06(e) below.

     "Performance Metrics has the meaning set forth in Section 5.06(b)(iv) below.

     "Performance Period" has the meaning set forth in Section 5.06(a) below.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Preliminary Actual Performance Metrics" has the meaning set forth in
Section 5.06(e).

     "Preliminary Metric Notice" has the meaning set forth in Section 5.06(e) below.

     "Preliminary Purchase Price" has the meaning set forth in Section 2.02(a) below.

     "Projected Performance Metrics" has the meaning set forth in Section 5.06(a) below.

     "Property" has the meaning set forth in Section 1(b) above.

     "QBU Projected Income Statement" has the meaning set forth in Section 5.06(b)(i) below.

     "Qode Business Accounting Unit" has the meaning set forth in Section 5.06(b)(i) below.

     "Qoder" means a keyfob contact bar code scanning device and docking cradle manufactured by Intermec Technologies Corporation.

     "Qode Total Revenue" has the meaning set forth in Section 5.06(b)(iv) below.

     "Qode Total Revenue Share Pool" has the meaning set forth in Section 5.06(g) below.

     "Second Quarter Achievement Percentage" has the meaning set forth in
Section 5.06(g)(2) below.

     "Second Quarter Notice" has the meaning set forth in Section 5.06(g)(2) below.

     "Second Quarter Page View Shares" has the meaning set forth in Section 5.06(g)(2) below.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, lien, Encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" has the  meaning set forth in the preface above.

     "Seller Earned Balance" has the meaning set forth in Section 12(e) below.

     "Seller Payments" has the meaning set forth in Section 12(e) below.

     "Seller Shareholder Acknowledgement Agreement" means that certain Agreement, in the form of Exhibit B, executed on the date hereof by the
                          ---------
successor in interest to the Seller and Seller Shareholders.

     "Seller Shareholders" means the holders of all classes of stock issued by the Seller.

     "Seller Shares" has the meaning set forth in Section 3.05 below.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code (S)59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Quarter Achievement Percentages" has the meaning set forth in
Section 5.06(g)(3) below.

     "Third Quarter Notice" has the meaning set forth in Section 5.06(g)(3) below.

     "Third Quarter Page View Shares" has the meaning set forth in Section 5.06(g)(3) below.

     "Third Quarter Revenue Shares" has the meaning set forth in Section 5.06(g)(3) below.

     "Total Funding" has the meaning set forth in Section 6.03(a) below.

     "Trade Payables" means those items in the amounts listed on Schedule 1.07.
                                                                 -------------

     "Transfer of Control" means a transaction resulting in the de facto change in control of Buyer, including:

          (a) The acquisition by any person beneficially, directly or indirectly, of more than 50% of the voting shares of Buyer;

          (b) The amalgamation, consolidation or merger with another body corporate, resulting in at least 50% of the voting shares of the surviving body corporate being controlled by a new acquirer.

     "Ultimate Purchaser" has the meaning set forth in Section 5.06(c) below.

     "Unaudited Financials" has the meaning set forth in Section 3.04 below.

     "UPC Codes" has the meaning set forth in the preamble above.

     "Vesting Notice Period" has the meaning set forth in Section 5.06(c) below

     "Welfare Plan" has the meaning set forth in Section 3.20 below.

     Various other terms are defined as part of the definition of "Assets" above and shall have the meanings set forth in such definition, unless the context otherwise requires. Other terms concerning the purchase price, environmental and other matters shall have the meanings set forth in this Agreement.

     All references to Sections, Exhibits and Schedules are to Sections of and Exhibits and Schedules to this Agreement.

     2.    Sale and Purchase of Assets; Purchase Price; Payment of Purchase
           ----------------------------------------------------------------
Price; Assumption of Liabilities.
--------------------------------

     2.01  Asset Sale.  On the basis of the representations, warranties and
           ----------
agreements contained herein, and subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Assets at the Closing and assume the Assumed Liabilities.

     2.02  Purchase Price. (a) Subject to adjustments detailed in this
           --------------
Section 2.02, for and in consideration of the conveyances and assignments of the Assets described herein, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, a purchase price equal to the lesser of (i) that number of shares of Buyer Stock having a Market Value of $10,680,000 or (ii) 2,600,000 shares of Buyer Stock ("Preliminary Purchase Price")

           (a) The Preliminary Purchase Price shall be adjusted as follows (as so adjusted "Closing Purchase Price"): (i) the number of shares of Buyer Stock paid to Seller shall be reduced by an amount equal to fifty percent (50%) of the first $700,000.00 of Trade Payables plus one hundred percent (100%) of any amount of Trade Payables over $700,000.00 divided by the greater of (1) the Market Value of the Buyer Stock or (2) $3.50; and (ii) the number of shares of Buyer Stock paid to Seller shall be further reduced by an amount equal to the amount equal to Conversion Indebtedness divided by the greater of (1) the Market Value of the Buyer Stock or (2) $3.25 ("Conversion Debt Payments"); and (iii) the number of shares of Buyer Stock paid to Seller shall be further reduced by 171,178 shares of Buyer Stock issued for payment of the Novus Debt ("Novus Debt Payments").

           (b) The Closing Purchase Price shall be reduced at the conclusion of the Performance Period, (i) by an amount equal to fifty percent (50%) of the
                                                  -------------
first $700,000.00 of Trade Payables divided by the Final Market Value and (ii) by an amount equal to the Achievement Deficit (in decimals) multiplied by the number of shares of Buyer Stock in the Closing Purchase Price and plus (Buyer Excess) or minus (Seller Excess) the results included in the Audited Metric Notice pursuant to Section 5.06(e) (iii) and any other indemnification claims by Buyer which reach Final Determination ("Final Purchase Price").

       2.03  Manner of Payment.  Subject to adjustments as provided in the
             -----------------
Agreement, the Buyer shall deposit, as soon as practicable after Closing, the Closing Purchase Price with the Escrow Agent to be held by Escrow Agent as the Indemnification Escrow for one year pursuant to the terms of the Escrow Agreement and Buyer shall, as soon as practicable after the Closing Date, make the Conversion Debt Payment and Novus Debt Payment less the Novus discount of 17,118 shares of Buyer Stock for a total net payment to Novus at Closing of 154,060 shares of Buyer Stock in full satisfaction of the Novus Debt. Buyer shall be entitled to make claims upon the Indemnification Escrow for satisfaction of all indemnification claims made by Buyer pursuant to Section 11 hereof.

       2.04  Assumption of Liabilities.  At the Closing, the Buyer shall assume
             -------------------------
only the Assumed Liabilities. Buyer shall not assume or be deemed to assume any Liabilities other than the Assumed Liabilities.

       2.05  Allocation.  The Buyer and Seller agree to allocate the Aggregate
             ----------
Purchase Price (and all other capitalized costs) among the Assets for all purposes (including for tax purposes) in accordance with an allocation schedule to be agreed to by the parties within 60 days after the Closing Date. Each party hereto agrees (i) that the allocation will be consistent with the requirements of Section 1060 of the Code and the regulations thereunder, (ii) that the parties will complete jointly and to file separately Form 8594 with its Federal income Tax Return consistent with such allocation for the tax year in which the Closing Date occurs and (iii) that no party will take a position on any income, transfer or gains Tax Return, before any Governmental or Regulatory Authority charged with the collection of any such Tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

       3.    Representations and Warranties by Seller.  Seller represents and
             ----------------------------------------
warrants to Buyer as follows:

       3.01  Organization and Standing.  Seller is a corporation duly organized,
             -------------------------
validly existing and with active status under the laws of the State of Florida. Neither the nature of the business conducted by Seller, nor the character of the properties owned, leased or otherwise held by Seller makes any such qualification necessary in any other state, country, territory or jurisdiction. Seller has the full and unrestricted power and authority to own, lease and operate the Assets, to carry on its businesses as now conducted, and to enter into and perform the terms of this Agreement, the agreements, and instruments referred to herein, and the transactions contemplated hereby and thereby.

       3.02  Authorization.  The execution, delivery and performance of this
             -------------
Agreement and of the agreements and instruments to be executed by Seller hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments have been duly and validly authorized by all necessary actions of Seller (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other agreement and instrument to be executed by Seller hereunder will constitute, a valid and binding agreement and obligation of Seller, enforceable in accordance with its respective terms. Except as specified in Section 3.11, the execution, delivery and performance by Seller of this Agreement and the agreements and instruments to be executed by Seller hereunder will not require the consent, approval or authorization of any person, entity or governmental authority.

       3.03  Litigation; Compliance with Law.  Except as set forth on Schedule
             -------------------------------
3.03, here is no action, suit, investigation, claim, arbitration or litigation pending or, so far as Seller knows, potential, threatened against or involving Seller, the Assets, the Business or the Business's business and operations, at law or in equity, or before or by any court, arbitrator or governmental authority, and neither Seller nor the Business is operating under or subject to any order, judgment, decree or injunction of any court, arbitrator or governmental authority. Except for those listed in Schedule 3.03, so far as
                                                    -------------
Seller knows, Seller has complied and is in compliance in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to Seller, to the Assets, to the Business and to its businesses and operations, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental protection, zoning and other matters. Seller has obtained all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all governmental authorities necessary in order to conduct the operations of the Business as presently conducted and to own, use and maintain the Assets.

       3.04  Financial Statements and Condition; Liabilities. (a) The unaudited
             -----------------------------------------------
balance sheets, statements of assets and liabilities, and statements of revenues and expenses, and each and every other financial statement depicting the operations of the Business and the business of Seller, and the notes thereto, for the period commencing January 1, 2000 and ending December 31, 2000 have or will be delivered to Buyer (referred to as "Unaudited Financials"). The Unaudited Financials have been prepared in accordance with the books and records of Seller and with generally accepted accounting principles applied on a consistent basis throughout the periods involved, excluding footnote presentations and software capitalization policies and have presented and will present fairly in all material respects the financial positions, incomes, expenses, assets, liabilities, shareholders' equity and results of operations of the Business and Seller as of the dates and for the periods indicated; and each and every financial statement to be delivered to Buyer will be prepared by Seller in accordance with its books and records and with generally accepted accounting principles applied on a consistent basis throughout the periods involved and as compared with prior periods, and, subject to year-end adjustments where applicable, will present fairly the financial positions, incomes, expenses, assets, liabilities, shareholders' equity and results of operations of Seller and the Business as of the dates and for the periods indicated.

             (b) Except as reflected in the balance sheet as of December 31, 2000, including the notes thereto and except as disclosed in Schedule 3.04 hereto, there exist no Liabilities of Seller relating to the Assets or the Business, contingent or absolute, matured or unmatured, known or unknown. Except as disclosed in Schedule 3.04, since December 31, 2000, (i) Seller has not made or terminated any material contract, agreement or commitment or incurred any material obligation or liability (contingent or otherwise) relating to the Assets or the Business, (ii) there has not been any discharge or satisfaction of any obligation or liability owed by Seller, which is not in the ordinary course of business or which is inconsistent with past business practices, (iii) there has not occurred any loss or material injury to the Assets as the result of any fire, accident, act of God or the public enemy, or other casualty, or any adverse material change in the Assets or in the condition (financial or otherwise) of the Business or of the business of Seller; and (iv) Seller has conducted the business of the Business diligently and substantially in the manner heretofore conducted and only in the ordinary course. Any terms, conditions or other material terms of any item listed on Schedule 3.04, including, without limitation, all terms and conditions of Seller's schedule of settlement of payables, are complete and accurate and fully enforceable against such payable accounts.

       3.05  Capitalization of Seller.  The entire authorized capital stock of
             -------------------------
Seller consists of (i) 30,000,000 shares of common stock, of which 9,738,821 shares are issued and outstanding; (ii) 7,500,000 shares of blank ticket preferred stock, of which 3,000,000 shares are authorized as Series A 15% Cumulative Convertible Redeemable Preferred Stock of which 2,464,144 shares are issued and outstanding including all payment-in-kind dividend issuances through December 31, 2000; and
(B) 1,500,000 shares of Series U Convertible Preferred Stock are authorized of which 1,500,000 shares are issued and outstanding (collectively referred to as "Seller Shares"). All of the issued and outstanding Seller Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Seller Shareholders as set forth on Schedule 3.05.
                                                             -------------

       3.06  Indebtedness.  Except as disclosed on Schedule 3.06, Seller has no
             ------------                          -------------
Indebtedness.

       3.07  Reliance Upon the Sellers Representations.  Seller understands that
             -----------------------------------------
the shares of Buyer Stock are not registered under the Securities Act on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Buyer's reliance on such exemption is based on such Seller's representations set forth herein and in the investor representation letter and disclosure documents executed by Seller on the date hereof. Seller realizes that the basis for the exemption may not be present if, notwithstanding such representations, Seller has in mind merely acquiring the Buyer Stock for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. Seller has no such intention.

       3.08  Receipt of Information.  Seller has received all the information it
             ----------------------
considers necessary or appropriate for deciding whether to acquire the Buyer Stock. Seller further represents that it has had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the offering of the Buyer Stock and the business, properties, prospects and financial condition of the Buyer and to obtain additional information (to the extent the Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

       3.09  Restricted Securities.  Seller understands that the Buyer Stock may
             ---------------------
not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Buyer Stock or an available exemption from registration under the Securities Act, the Buyer Stock must be held indefinitely. In particular, such Seller is aware that the Buyer Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Buyer. Such information is now available but may not be in the future.

       3.10  Legends. It is understood that the certificates evidencing the
             -------
Buyer Stock may bear one or all of the following legends:

          (a) "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledge or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Buyer that such registration is not required or unless sold pursuant to Rule 144 of such Act or another applicable exemption."

          (b) A legend indicating that the securities are subject to the terms and conditions of a lock-up agreement that restrict the sale, pledge or transfer of the securities.

          (c)  Any legend required by the laws of any State.

    3.11  Assets; Consents.  (a)  Except as otherwise set forth in Schedule
    ----  ----------------                                         --------
3.11, the Assets to be acquired at the Closing as listed in the schedules hereto
----
constitute all of the real, personal, and mixed assets, both tangible and intangible, that are used, held for use or necessary for the operation of the Business.

          (b) Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has insurable, fee simple title to the Assets, free and clear of any Encumbrances, except for and subject only to (i) liens for real estate taxes not yet due and payable, (ii) existing easements restrictions and encumbrances of record on real property which do not materially impair the use of such property for the purposes contemplated hereunder, and (iii) those encumbrances and Security Interests, except the Assumed Liabilities which shall be removed prior to or contemporaneously with the Closing Date.

          (c) On the Closing Date, Buyer shall acquire all right, title and interest in, the Assets, free and clear of all Encumbrances, except the Assumed Liabilities, and except for and subject only to liens for real estate taxes not yet due and payable, existing easements restrictions and encumbrances of record on real property which do not materially impair the use of such property for the purposes contemplated hereunder, and liens imposed by law, such as materialmen's, mechanics' carriers', vendors', warehousemen's and similar liens arising in the ordinary course of business in respect of obligations that are not yet due and payable and that do not, individually or in the aggregate, materially detract from the value or use of the Assets.

          (d) All of the Assets to be transferred hereunder are transferable by Seller by Seller's sole act and deed, and no consent on the part of any other person is necessary to validate the transfer to Buyer, except certain of the agreements described in the schedules hereto, as specified in Schedules 1.02 and
                                                              ------------------
1.04 by an asterisk, may be assigned only with the consent of third parties.
----

          (e) The Accounts Receivable shown on the balance sheets referred to in
Section 3.04, with respect to the Business have been collected or are
------------
collectible in amounts not less than the amounts thereof carried on the books of Seller, without right of recourse, defense, deduction, counterclaim, offset, or setoff on the part of the obligor, and reasonably can be expected to be collected within a reasonable time from the date incurred, except to the extent of the allowance for doubtful accounts shown on such balance sheets. All deposits and prepaid expenses, if any, included as assets of Seller represent bona fide deposits or payments theretofore made by Seller, the benefit and
---- ----
advantage of which will be obtained and enjoyed by Seller and, after the Closing Date, by Buyer.

     3.12  Condition of Tangible Assets.  To Seller's Knowledge, (i) all
     ----  ----------------------------
tangible Assets are in good operating condition and repair (ordinary wear and tear excepted), free of material defects, latent or patent, and are suitable, adequate and fit for the uses for which they are intended or are being used;
(ii) the present use of such Assets does not violate in any material respect any applicable licenses, statutes, or building, fire, zoning, health and safety or any other laws or regulations; and (iii) all Qoders and other types of scanning devices included in the Assets are in good operating condition and contain a valid manufacturer's warranty.

     3.13 Intellectual Property.  (a)  The Seller owns or has the right to use
          ---------------------
pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Seller as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

          (b) Except for any possible conflict or infringement with Buyer's Intellectual Property, to the Seller's Knowledge, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Seller Shareholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

          (c) Schedule 3.13(c) identifies each patent or registration which has
              ----------------
been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.13(c)
                                                              ----------------
also identifies each trade name or unregistered trademark used by any of the Seller in connection with any of its business. With respect to each item of Intellectual Property required to be identified in Schedule 3.13(c):
                                                   ----------------

               (i) the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest (except to Buyer and Novus Holding Corp.), license, or other restriction;

               (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or to the Knowledge of any of the Seller is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (iv) except as disclosed on Schedule 3.13(c), the Seller has not
                                           ----------------
agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (d)  Schedule 3.13(d) identifies each item of Intellectual Property
               ----------------
that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 3.13(d);
                                      ----------------

              (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

              (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to herein;

              (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

              (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

              (v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

              (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

              (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or to Seller's Knowledge is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

              (viii) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (e) Except for any possible conflict or infringement with Buyer's Intellectual Property, to the Knowledge of the Seller, the Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

          (f) To the Knowledge of Seller, there are no new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Seller. All Intellectual Property developed by Artech for Seller was procured by Seller utilizing a written "Statement of Work" with Artech or was a "Work for Hire" pursuant to purchase orders.

          (f) There is no use, in the Business, of any Intellectual Property of Artech Consulting Group that was procured in connection with a Statement of Work or a Work for Hire that has a current outstanding payment due or otherwise unsettled, and is not a Work for Hire.

    3.14  Inventory.  The inventory of the Seller is described on Schedule
    ----  ---------
3.14, including the quantity of each item, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective, subject to standard allocations for obsolete inventory in Seller's Financials.

     3.15 Contracts.  Schedule 3.15 lists the following contracts and all other
          ---------   -------------
agreements, in excess for all such contracts, of $12,000, in the aggregate per year for all such contracts, to which the Seller is a party:

          (a) Any agreement (or group of related agreements, in the aggregate), for the lease of personal property to or from any Person providing for lease payments in the aggregate, in excess of $2,500 per annum;

          (b) Any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a [material] loss to the Seller, or involve consideration in excess of $5,000 per annum in the aggregate;

          (c) Any agreement concerning a partnership or joint venture;

          (d) Any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any Capitalized Lease Obligation, in excess of $1,000 in the aggregate or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (e) Any agreement concerning confidentiality or noncompetition with non-employees or non-competition agreements that restrict Seller;

          (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other [material] plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (g) any collective bargaining agreement;

          (h) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 per annum or providing severance benefits;

          (i) any agreement under which is has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

          (j) any agreement under which the consequences of a default or termination could have a [material] adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of the Seller and its Subsidiaries; or

          (k) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000 per annum in the aggregate.

     The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Schedule 3.15 (as amended to date) and a written
                            -------------
summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.15. Except as disclosed on Schedule 3.15 or Schedule 3.06 with
      -------------                          -------------    -------------
particular specificity, with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to herein); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (D) and no amount of payment thereunder is past due, and (E) no party has repudiated any provision of the agreement.

     3.16  Powers of Attorney.  Except for such powers of attorney granted to
           ------------------
attorneys for prosecuting patent applications, there are no outstanding powers of attorney executed on behalf of the Seller.

     3.17 Conflicts.  Except as set forth in Schedule 3.17, the execution and
          ---------                          -------------
delivery of this Agreement and the agreements and instruments called for hereunder, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not conflict with or violate any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Seller, to the Assets or to the Business, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of Seller's Articles of Incorporation, Bylaws or other organizational documents, or any contract, agreement, lease, commitment, or understanding to which Seller is a party or by which Seller is bound or to which any of the Assets or the Business is subject, or result in the acceleration of any indebtedness or in the creation of any Encumbrance upon the Assets.

     3.18 Related Parties.  Except as disclosed on Schedule 3.18, Seller nor any
          ---------------                          --------------
shareholder, officer, director or affiliate of Seller has any interest whatsoever in any corporation, firm, partnership or other business enterprise which has had any business transactions with Seller relating to the Assets or the Business, and no shareholders of Seller have entered into any transactions with Seller relating to the Assets or the Business.

     3.19  Tax Matters.
           -----------

           (a) The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

           (b) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

           (c) No Seller Shareholder or director or officer (or employee responsible for Tax matters) of the Seller reasonably expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which any of the Seller Shareholders and the directors and officers (and employees responsible for Tax matters) of the Seller has Knowledge based upon personal contact with any agent of such authority. Schedule 3.19 lists all federal,
                                           -------------
state, local, and foreign income Tax Returns filed with respect to the Seller for taxable periods ended on or after December 31, 1999, indicated those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since December 31, 1999.

           (d) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

           (e) The unpaid Taxes of the Seller (A) did not, as of December 31, 2000, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the December 31, 2000 Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns.

           (f) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code (S)280G. The Seller is not a party to any Tax allocation or sharing agreement. The Seller (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has any Liability for the Taxes of any Person (other than the Seller) under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (g)  Schedule 3.19 sets forth the following information with respect
               -------------
to the Seller as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Seller in its assets;
(B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Seller.


     3.20 Employee Benefit Plans.  Seller does not sponsor, maintain or
          ----------------------
contribute to, on behalf of any employees of the Business, (1) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA")) ("Pension Plan"); (ii) any "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA) ("Welfare Plan"); or (iii) any deferred compensation, bonus, stock option, stock purchase, or other employee benefit plan, agreement, commitment, or arrangement ("Other Plan"). To the best of its Knowledge, Seller has no obligations or liabilities (whether accrued, absolute, contingent, or unliquidated and whether due or to become due) on behalf of any employees of the Business with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) or Other Plan that is not listed in Schedule 3.20.
                                              -------------

     3.21 Labor Relations. There are no strikes, work stoppages, grievance
          ---------------
proceedings, union organization efforts, or other controversies pending or threatened between Seller and any of its respective employees or agents or any union or collective bargaining unit. Seller has complied and is in compliance in all material respects with all laws and regulations relating to the employment of labor, including without limitation provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity, and the withholding of income taxes and social security contributions. Except as set forth in Schedule 3.21 hereto, there are no
                                      -------------
collective bargaining agreements or employment agreements between Seller and any of its respective employees. The consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any person or entity. Except as set forth in Schedule 3.21 hereto, no employee of Seller has
                               -------------
any contractual right to continued employment by Seller following consummation of the transactions contemplated by this Agreement. Seller has previously delivered to Buyer an accurate and complete list, dated as of January 31, 2000 of all employees of Seller and the rate of compensation (including salary, bonuses and commissions) of each such employee.

     3.22 Insurance.  Schedule 3.22 contains a list and brief description of all
          ---------   -------------
policies of title, property, fire, casualty, liability, life, workmen's compensation, and other forms of insurance of any kind relating to the Assets or the business and operations of the Business and owned or held by Seller. All such policies: (i) are in full force and effect; (ii) are sufficient for compliance in all material respects by Seller with all requirements of law and of all agreements to which Seller is a party; (iii) are valid, outstanding, and enforceable policies; and (iv) insure against risks of the kind customarily insured against and in amounts customarily carried by corporations similarly situated and provide adequate insurance coverage for the Assets and the Business (including the business and operations thereof).

     3.23 Licensees.  Seller is not aware of any actual or threatened
          ---------
termination or cancellation or any material adverse change in the business relationships of Seller with its licensees, affiliates, tenants, and preferred tenants.

     3.24 Disclosure.  All facts of material importance to the Assets, to the
          ----------
Business and to the business of Seller have been fully and truthfully disclosed to Buyer in this Agreement or on any schedule attached hereto. No representation or warranty by Seller and no document, statement, certificate, opinion letter, schedule or exhibit to be furnished or delivered to Buyer pursuant to or in connection with this Agreement contains or will contain any material untrue or misleading statement of fact or omits or will omit any fact necessary to make the statements contained herein or therein not materially misleading.

     3.25 Database.  Seller's Database is updated per schedule set forth in
          --------
Schedule 3.25. Seller's Database is fully operational and will be at Closing.

     3.26 Trade Payables. The Trade Payables detailed on Schedule 1.07 are
          --------------                                 -------------
complete and accurate. The amounts listed for each Trade Payable, on Schedule
                                                                     --------
1.07, represent the total amount due such Trade Creditor by Seller, as of the
----
Closing Date and payment of such amounts, as of the Closing Date, will completely satisfy any and all current obligations of Seller to such Trade Creditors.

     4.   Representations and Warranties by Buyer. Buyer represents, warrants
          ---------------------------------------
and covenants to Seller as follows:

     4.01 Organization and Standing. Buyer is a corporation duly organized,
          -------------------------
validly existing and in good standing under the laws of the State of Delaware. Buyer has the full and unrestricted power and authority, corporate or otherwise, to enter into and perform the terms of this Agreement, the agreements and instruments referred to herein, and the transactions contemplated hereby and thereby.

     4.02   Authorization. The execution, delivery and performance of this
            -------------
Agreement and of the agreements and instruments to be executed by Buyer hereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Buyer (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other agreement and instrument to be executed by Buyer hereunder will constitute, a valid and binding agreement and obligation of Buyer, enforceable in accordance with its respective terms.

     4.03   Non-Contravention. The execution, delivery and performance by Buyer
            -----------------
of this Agreement and of the agreements and instruments to be executed by Buyer hereunder do not and will not (a) violate the certificate of incorporation or Bylaws of Buyer or (b) violate any applicable law, rule, regulation, judgment, injunction, order or decree. The Buyer is not a party to or bound by any contract prohibiting the consummation of the transactions contemplated hereby, nor any contract or contracts that either separately or in the aggregate materially and adversely affect Buyer's ability to consummate the transactions contemplated by this Agreement. Except as set forth on Schedule 4.03 hereof, no agreement of Buyer would conflict with, restrict or cause a material adverse effect to the operation of Business subsequent to Closing.

     4.04   Litigaton. There is no action, suit, investigation or proceeding
            ---------
pending against, or to Buyer's Knowledge, threatened against or affecting Buyer, before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

     4.05   SEC Reporting. To Buyer's knowledge, Buyer's filings with the United
            -------------
States Securities and Exchange Commission since January 1, 1995 are current, complete and correct in all material respects.

     4.06   Patents.  Schedule 4.06 identifies each patent which has been
            -------   -------------
issued to Buyer with respect to its Intellectual Property ("Patents") and identifies each license agreement, which Buyer has granted to any third party with respect to any of its Patents. Buyer possesses all right, title and interest in and to Patents; such Patents are not subject to any injunction, judgment, order, decree or ruling; no action, suit, proceeding, hearing, or complaint is pending or to the knowledge of Buyer is threatened, which is likely to have a materially adverse effect upon the Patents.

     5.     Covenants and Agreements of Sellers.  Seller covenants and agrees
            -----------------------------------
with Buyer as follows:

     5.01   Negative Covenant.  Pending and prior to the Closing, Seller will
            ------------------
not, without the prior written approval of Buyer, do or agree to do any of the following:

            (a)     Dispositions; Mergers.  Sell, assign, lease or otherwise
                    ---------------------
transfer or dispose of any of the Assets; or merge or consolidate with or into any other entity or enter into any agreements relating thereto.

            (b)     Accounting Principles and Practices.  Change or modify any
                    -----------------------------------
of Seller's accounting principles or practices or any method of applying such principles or practices.

            (c)     Additional Agreements.  Materially modify or amend any of
                    ---------------------
the agreements listed in Schedule 1.04 or enter into any agreements, contracts,
                         -------------
leases, commitments, understandings, or licenses (collectively, "Additional Agreements") or incur any obligation or liability (contingent or absolute); provided, however, that Seller may enter into such Additional Agreements (other than Additional Agreements with Seller's Affiliates) in the ordinary course of business consistent with Seller's past business practices and with customary practices in the Seller's industry, so long as such Additional Agreements do not involve payments or obligations in excess of $500 for each such Additional Agreement in any month, or $5,000 for all such Additional Agreements in any month in the aggregate, and each such Additional Agreement is terminable on not more than thirty (30) days' prior written notice. With respect to the satisfaction or reduction of Liabilities of Seller, Buyer's consent will not be unreasonably withheld. The satisfaction of Liabilities of Seller, as set forth in Schedule 3.04 are deemed approved and consented to by Buyer.
   -------------

            (d)     Breaches; Employment Contracts.  Do or omit to do any act
                    ------------------------------
(or permit such action or omission) which will cause a material breach of any contract, understanding, commitment, obligation, lease, license or other agreement to which Seller is a party or by which Seller is bound; or enter into or become subject to any employment, labor or union contract, any professional service contract not terminable at will, or any bonus, pension, insurance, profit sharing, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan; or increase the compensation payable or to become payable to any employee, or pay or arrange to pay any bonus payment to any employee.

            (e)     Actions Affecting Licenses or Contracts.  Take any action
                    ---------------------------------------
which may jeopardize the validity or enforceability of or rights under any license or any other material lease or contract.

            (f)     Solicitation.  Take any action, either directly or
                    ------------
indirectly, through its affiliates, any agent or otherwise, to solicit, initiate, encourage or entertain proposals, offers or inquiries from, provide information to or participate in negotiations with, any person or entity with respect to any acquisition, purchase, merger or joint venture involving the Business or the Assets.

            (g)     Bankruptcy Proceedings.  Make an assignment for the
                    ----------------------
benefit of creditors or file or commence a proceeding under any bankruptcy, insolvency or debtor's relief law.

     5.02   Affirmative Covenants.  Pending and prior to the Closing Date,
            ---------------------
Seller will:

            (a)     Preserve Existence.  Preserve its corporate existence and
                    ------------------
business organization intact, maintain its existing franchises and licenses, use its best efforts to preserve for Buyer its relationships with suppliers, customers, employees and others having business relations with it, and keep all Assets in their present condition, ordinary wear and tear excepted.

            (b)     Normal Operations.  Subject to the terms and conditions of
                    -----------------
this Agreement, (i) carry on the business and activities of the Business, entering into agreements, leases, commitments or understandings in the usual and ordinary course of business consistent with Seller's past business practices and with customary practices in the Seller's industry; (ii) pay or otherwise satisfy all obligations of the Seller as they come due and payable; (iii) maintain all of its properties in customary repair, order and condition; (iv) maintain good relations with all employees without any increase in compensation; and (v) maintain its books of account, records, and files in substantially the same manner as heretofore.

            (c)     Preserve Accuracy of Representations and Warranties.  Use
                    ---------------------------------------------------
its reasonable best efforts to ensure that all representations and warranties of Seller in this Agreement remain true and correct and all covenants and agreements of Seller in this Agreement are fulfilled, and refrain from taking any action which would cause any such representation or warranty to fail to be true and correct or any such covenant or agreement to be unfulfilled; and notify Buyer promptly of any failure of any such representation or warranty to be true and correct or any failure of any covenant or agreement to be fulfilled as of the date it is required to be fulfilled hereunder (or if no date is specified, by the Closing Date).

            (d)     Taxes.  Pay or discharge when due and payable all tax
                    -----
liabilities and obligations, including without limitation those for federal, state or local income, property, unemployment, withholding, sales, transfer, stamp, documentary, use and other taxes.

            (e)     Corporate Action.  Take all corporate action under
                    ----------------
applicable state laws necessary to effectuate the transactions contemplated by this Agreement and by the agreements and instruments called for hereunder.

            (f)     Sales and Use Taxes.  In connection with the transactions
                    -------------------
contemplated by this Agreement (and at no cost or expense to Buyer), the parties agree to comply with all applicable laws, rules and regulations governing sales and use taxes, including those concerning exemption for occasional or isolated sales or transactions involving tangible personal property (including without limitation Florida Department of Revenue Rule 12A-1.038 and 12A-1.039 and Florida Department of Revenue Suggested Format for Blanket Certificate of Resale/Exemption Form DR-97) in order to maximize any lawful exemption from such tax that they may be available thereunder.

            (g)     Transfer Tax.  Take all necessary action to pay (or, where
                    ------------
necessary, provide for the payment of) all applicable state sales, transfer or use taxes, in connection with the transactions contemplated by this Agreement and the agreements and instruments called for hereunder.

            (h)     Access.  Give to Buyer and Buyer's authorized
                    ------
representatives full and complete access upon reasonable notice during normal business hours to Seller's properties, books, records, contracts, commitments, facilities, premises, and equipment and to Seller's officers, employees and vendors.

            (i)     Other Information.  Provide to Buyer all such other
                    -----------------
information and copies of documents concerning Seller and the operation of the Business, and the Assets and Seller's customers and suppliers as Buyer may reasonably request.

            (j)     Insurance.  Maintain in full force and effect all of its
                    ---------
existing casualty, liability, and other insurance through the Closing Date in amounts not less than those in effect on the date hereof.

            (k)     Violations.  Upon receiving notice or otherwise becoming
                    ----------
aware of any violations under any applicable statutes, rules, regulations, or laws, promptly notify Buyer and, at Seller's expense, cure all such violations prior to the Closing Date.

            (l)     Financial Statements.  Provide Buyer with (i) unaudited
                    --------------------
monthly balance sheets, and statements of revenues and expenses reflecting the results of business and operations of Seller for January 2001 and each month thereafter. All of the foregoing financial statements shall comply with the requirements concerning financial statements set forth in Section 3.04.
                                                          ------------

            (m)     Interruption in Operations.  Promptly notify Buyer in
                    --------------------------
writing of any material interruption in the operation of the Seller's business.

            (n)     Consents.  Use its best efforts to obtain third party
                    --------
consents necessary to assign to Buyer those agreements on Schedule 1.04.
                                                          -------------

            (o)     Extinguish Liabilities.  All Liabilities of the Seller
                    ----------------------
other than the Assumed Liabilities shall be (i) paid by the Seller, or (ii) converted to shares of common stock of the Seller, (iii) assumed by successor-in-interest to Seller and/or (iv) extinguished by the Seller.

     5.03   Extinguish Liabilities.  Any building materials or other items
            ----------------------
which Seller leaves located in or around the Property which qualify as Hazardous Wastes or Toxic Substances or which are otherwise reasonably unacceptable to the Buyer shall immediately be removed from the Property upon written demand by Buyer at Seller's cost and expense.

     5.04   Removal of Materials.  Seller will maintain strict confidentiality
            --------------------
with respect to all documents and information furnished to Seller by or on behalf of Buyer. In the event this Agreement is terminated, Seller will return to Buyer all documents, drafts, workpapers, and other material prepared or furnished by Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

     5.05   Employees.  As of the Closing Date, Seller will take all action
            ---------
necessary to terminate the employees of or engaged in the operation of the Business. Seller shall pay such employees all amounts due to them through the Closing Date and shall indemnify, defend and hold harmless Buyer against all liabilities, damages, obligations and claims resulting from such amounts being due upon such termination of employment. Buyer may, in its sole discretion, offer employment to employees of or engaged in the operation of the Business on terms and conditions satisfactory to Buyer. Buyer will provide Seller, prior to the Closing Date, with a list of the employees to whom Buyer intends to offer employment.

     5.06   Posting Closing Performance Metrics.
            -----------------------------------

            (a) During the period commencing at Closing and ending February 28, 2002 (the "Performance Period"), Seller represents and warrants that the operations of the Qode Business Accounting Unit (as hereinafter defined) will meet or exceed EBT, Cumulative Page Views and Qode Total Revenue performance levels, as detailed on Schedule 5.06(a) hereto (the "Projected Performance
                       ----------------
Metrics").

            (b)     For purposes of this Section 5.06 and Schedule 5.06(a) and
                                                          ----------------
Schedule 5.06(b), the following definitions shall apply:
----------------

                    (i) "Qode Business Accounting Unit" shall mean the accounting unit of the Buyer that reflects the financial results of the Business, and subsequent developments relating to the Business. Attached hereto as Schedule 5.06(b) is a pro forma Income Statement of the Qode Business
   ----------------
Accounting Unit (hereinafter the "QBU Projected Income Statement").

                    (ii) "EBT" shall mean the earnings, before taxes and before amortization of all costs related to the transaction contemplated herein (purchase price and other related costs) of the Qode Business Accounting Unit during the Performance Period, as reflected on the Qode Business Accounting Unit income statements prepared in accordance with GAAP.

                    (iii) "Cumulative Page Views" shall mean the number of requests by user occurring during the Performance Period to (i) access web pages that are delivered by, or presented from, the web sites or servers operated or managed by the Qode Business Accounting Unit plus (ii) access information or web
                                             ----
site or switch of the Buyer attributable to sales and marketing efforts of the Qode Business Accounting Unit.

                    (iv) "Qode Total Revenue" shall mean the gross revenue of the Qode Business Accounting Unit occurring during the Performance Period, as reflected on Qode Business Accounting Unit income statement, prepared in accordance with generally accepted accounting principles on an accrual basis. (Section 5.06(b)(ii)-(iv) hereinafter collectively referred to as "Performance Metrics.")

            (c) In the event of the consummation of a Transfer of Control, at any time during the Performance Period, in which the ultimate purchaser or transferee in the Transfer of Control ("Ultimate Purchaser") does not agree to assume the obligations of Buyer under this Agreement, then the Projected Performance Metrics for the entire Performance Period shall be deemed modified to be equal to the Projected Performance Metrics for the cumulative period ending on the date of consummation of such Transfer of Control, in accordance with the QBU Projected Income Statement and this Section 5.06 ("Accelerated Seller Vesting"). In the event of a Transfer of Control and assumption of the obligations of Buyer under this Agreement by the Ultimate Purchaser, Seller shall have the right to demand an Accelerated Seller Vesting, within the Vesting Notice Period, if the Ultimate Purchaser at any time during the Vesting Notice Period (i) fails to substantially comply with its obligations pursuant to this Agreement; (ii) or materially frustrates the ability of persons in the Qode Business Accounting Unit to conduct the Business. For purposes of this Agreement, "Vesting Notice Period" shall mean the period of time beginning on the date of the Transfer of Control and ending on the last day of the Performance Period. Accelerated Seller Vesting shall be paid to Seller pursuant to the terms of Section 12 hereof.

            (d) During the Performance Period, the Buyer will provide to the Seller the income statement of the Qode Business Accounting Unit and Page Views report, detailing the actual results of each of the corresponding Projected Performance Metrics (the "Actual Performance Metrics"). Such income statements including Page View reports shall be delivered timely and be accurate to the best of the Buyer's ability and shall be provided, on a monthly basis. Any dispute, question or discrepancy identified by Seller shall be promptly reported to Buyer, in writing, within thirty (30) days of the date of the Income Statement in question, for resolution and correction. Buyer shall provide Seller with reasonable access to records and other information to confirm the Actual Performance Metrics.

            (e) Within thirty (30) business days after the end of the Performance Period, the Buyer shall deliver to Seller a notice ("Preliminary Metric Notice") of the preliminary Actual Performance Metrics ("Preliminary Actual Performance Metrics"), based upon internally generated financials for the Qode Business Accounting Unit, compared against the Projected Performance Metrics. As to each of the Projected Performance Metrics a percentage of achievement ("Percentage of Achievement") will be calculated as the fraction, the numerator of which shall be the Preliminary Actual Performance Metric and the denominator of which shall be the Projected Performance Metric. The Percentage of Achievement for each Performance Metric shall be limited to that portion of the Percentage of Achievement that is less than or equal to the achievement cap for that Performance Metric, as detailed on Schedule 5.06(a)
                                                            ----------------
hereof ("Percentage of Achievement Within Cap"). The Percentage of Achievement Within Cap for each Performance Metric should then be multiplied by the Weighed Average Factor for each such Performance Metric as detailed on Schedule 5.06(a),
                                                               ----------------
the product of which shall be the Percentage of Achievement credit for that particular Performance Metric ("Percentage of Achievement Credit"). The Percentage of Achievement Credits for each of the three Performance Metrics should then be added together to determine the total Percentage of Achievement Credit for all Performance Metrics ("Aggregate Percentage of Achievement Credit"). In the event that the Aggregate Percentage of Achievement Credit is less than 100%, then Buyer shall have a claim for indemnification against the Seller, pursuant to Section 11 hereof, for any achievement deficit below 100% of Aggregate Percentage of Achievement Credit ("Achievement Deficit"). Such indemnification claims shall be governed by Sections 11 and 12 hereof and the Seller Shareholder Acknowledgment Agreement. No later than May 30, 2002, Buyer shall deliver to Seller a notice of the audit of the Preliminary Actual Performance Metrics compared to the Projected Performance Metrics ("Audited Metric Notice"). Such Audited Metric Notice shall include the Percentage of Achievement; Percentage of Achievement within Cap; Percentage of Achievement Credit for all Performance Metrics; an Aggregate Percentage of Achievement Credit and an Achievement Deficit, if any. If the Aggregate Percentage of Achievement Credit in the Audited Metric Notice ("Final Aggregate Percentage of Achievement Credit") is greater than the Aggregate Percentage of Achievement Credit in the Preliminary Metric Notice ("Buyer Excess") then Buyer shall issue the number of shares of Buyer Stock to Seller, equal to the percentage of Buyer Excess (in decimal form) multiplied by the number of shares of Buyer Stock representing the Closing Purchase Price. If the Final Aggregate Percentage of Achievement Credit is less than the Aggregate Percentage of Achievement Credit in the Preliminary Notice ("Seller Excess") then Buyer shall have a claim for indemnification against the Seller pursuant to Section 11 hereof for the percentage of Seller Excess (in decimal form) multiplied by the number of shares of Buyer Stock representing the Closing Purchase Price.

          (f) Notwithstanding the foregoing, the Buyer and Seller hereby acknowledge and agree that any changes in the personnel of Buyer or the Qode Business Accounting Unit shall not be considered by Seller in any challenge to Seller's Percentage of Achievement pursuant to Section 5.06(e).

          (g) (1) Notwithstanding the foregoing, thirty (30) days after the end of the third full calendar month of the Performance Period, the Buyer shall deliver to Seller a notice ("First Quarter Notice") (i) detailing the actual page views and actual total revenue of the Qode Business Accounting Unit for the first three full months of the Performance Period with each actual result divided by its respective Projected Performance Metric for the entire Performance Period ("First Quarter Achievement Percentages") and (ii) computing the number of Buyer Stock to be released to Seller from the Indemnification Escrow by multiplying the Page View Share Pool by the First Quarter Achievement Percentage (converted to decimal form) for Cumulative Page Views ("First Quarter Page View Shares") and by multiplying the Qode Total Revenue Share Pool by the First Quarter Achievement Percentage (converted to decimal form) for Qode Total Revenue ("First Quarter Revenue Shares"). The First Quarter Page View Shares and the First Quarter Revenue Shares shall be released to Seller from the Indemnification Escrow at the time of the First Quarter Notice, subject to the limitations in Section 5.06(h).

          (2) Notwithstanding the foregoing, thirty (30) days after the end of the sixth full calendar month of the Performance Period, the Buyer shall deliver to Seller a notice ("Second Quarter Notice") (i) detailing each of the actual page views and actual total revenue of the Qode Business Accounting Unit for the first six full months of the Performance Period with each actual result divided by its respective Projected Performance Metric for the entire Performance Period ("Second Quarter Achievement Percentages") and (ii) computing the number of Buyer Stock to be released to Seller, from the Indemnification Escrow, by multiplying the Page View Share Pool by the Second Quarter Achievement Percentage (converted to decimal form) for page views ("Second Quarter Page View Shares") and by multiplying the Qode Total Revenue Share Pool by the Second Quarter Achievement Percentage (converted to decimal form) for Qode total revenue (Second Quarter Revenue Shares"). The Second Quarter Page View Shares and the Second Quarter Revenue Shares shall be released to Seller from the Indemnification Escrow, at the time of the Second Quarter Notice, subject to the limitations in Section 5.06(h).

               (3) Notwithstanding the foregoing, thirty (30) days after the end of the ninth full calendar month of the Performance Period, the Buyer shall deliver to Seller a notice ("Third Quarter Notice") (i) detailing the actual page views and actual total revenue of the Qode Business Accounting Unit for the first nine full months of the Performance Period with each actual result divided by its respective Projected Performance Metric for the entire Performance Period ("Third Quarter Achievement Percentages") and (ii) computing the number of Buyer Stock to be released to Seller, from the Indemnification Escrow, by multiplying the Page View Share Pool by the Third Quarter Achievement Percentage (converted to decimal form) for page views ("Third Quarter Page View Shares") and by multiplying the Qode Total Revenue Share Pool by the Third Quarter Qode Achievement Percentage (converted to decimal form) for Qode total revenue ("Third Quarter Revenue Shares"). The Third Quarter Page View Shares and the Third Quarter Revenue Shares shall be released to Seller from the Indemnification Escrow, at the time of the Third Quarter, subject to the limitations in Section 5.06(h).

For purposes of this Section 5.06(g), "Page View Share Pool" shall mean the number of Buyer Stock constituting the Closing Purchase Price, multiplied by
 .30.; "Qode Total Revenue Share Pool" shall mean the number of Buyer Stock constituting the Closing Purchase Price multiplied by .20.

          (h) Any release of Buyer Stock pursuant to Section 5.06(g) shall be for the sole and exclusive purpose of satisfying the Seller Liabilities detailed on Schedule 5.06(h) hereof. Accordingly, under no circumstances shall Buyer release any Buyer Stock to Seller, pursuant to Section 5.06(g), in excess of a total value of $900,000, calculated by multiplying the Buyer Stock released to Seller pursuant to Section 5.06(g) times the Appropriate Market Value of such Buyer Stock. For purposes of this Section 5.06(h) "Appropriate Market Value" means the average of the "last trade" price of Buyer Stock on the NASDAQ-Small-Cap-Market on the ten trading days immediately preceding the date of release of such Buyer Stock pursuant to Section 5.06(g) hereof.

    5.07  2000 Audit.  Seller shall provide Buyer, within sixty (60) days of
          ----------
Closing, an audit of the Unaudited Financials ("Audited Financials"), such audit (the "2000 Audit") to be performed by Arthur Andersen LLP ("Arthur Andersen"). Seller shall cooperate as reasonably requested with Arthur Andersen in order to complete the 2000 Audit, including, without limitation, providing Buyer or Arthur Andersen with all documents and signatures requested by Buyer or Arthur Andersen in connection with the 2000 Audit. Seller covenants that there shall be no material differences or discrepancies between the Unaudited Financials and the Audited Financials.

    5.08  Liquidation/Dissolution of Seller.  Seller will preserve its corporate
          ---------------------------------
existence and good standing. In the event Seller desires to liquidate or dissolve,

Seller must provide prior written notice to Buyer of its desire to liquidate or dissolve and Seller must provide Buyer with all documentation, executed by Seller, Seller's successor-in-interest and all Seller Shareholders, that is deemed reasonably necessary by Buyer's counsel to comply with all applicable laws, rules and policies and provide Buyer adequate remedies, Security and indemnification for any breach of Seller obligations under this Agreement or other default by Seller. Such documents shall include but not be limited to (i) all investor representation letters, disclosure documents, and lock-up letters from Seller Shareholders and any successor-in-interest and any other agreements deemed reasonably necessary by Buyer's counsel for securities law compliance and
(ii) the Seller Shareholder Acknowledgement Agreement. Any liquidation or dissolution of Seller prior to delivery of all required signed documents to Buyer shall be a material violation of this covenant and warrant immediate indemnification relief for Buyer.

     6.    Covenants and Agreements of Buyer.  Buyer covenants and agrees with
           ---------------------------------
Seller as follows:

     6.01  Preserve Existence.  Buyer will preserve its corporate existence
           ------------------
and business organization intact, maintain its existing franchises and licenses, use its best efforts to preserve its relationships with suppliers, customers, employees and others having business relations with it, and keep all Assets in their present condition, ordinary wear and tear excepted.

     6.02  Preserve Accuracy of Representations and Warranties.  Buyer will use
           ---------------------------------------------------
its reasonable best efforts to ensure that all representations and warranties of Buyer in this Agreement remain true and correct and all covenants and agreements of Buyer in this Agreement are fulfilled, and refrain from taking any action which would cause any such representation or warranty to fail to be true and correct or any such covenant or agreement to be unfulfilled; and notify Seller promptly of any failure of any such representation or warranty to be true and correct or any failure of any covenant or agreement to be fulfilled as of the date it is required to be fulfilled hereunder (or if no date is specified, by the Closing Date).

     6.03  Buyer Commitment.
           ----------------

           (a) During the Performance Period the Buyer covenants and agrees to provide resources for (i) the Qode Business Accounting Unit expense budget of $6,625,900 (which includes Buyer overhead allocations and software amortization) and as further detailed in the Projected Income Statement set forth in Schedule 5.06(b) (referred to as "Expense Budget Funding"); and (ii) the Qode Business Accounting Unit capital expenditure budget of $2,465,100 (which includes development costs, equipment and Orsus) (referred to as "Capital Expenditure Budget Funding"), as detailed on Schedule 6.03(a) hereto. The total of all
                                 ----------------
Expense Budget Funding and all Capital Expenditure Budget Funding by Buyer is $9,091,000 (referred to as "Total Funding"). Subject to Section 6.03(b), if, at the conclusion of the Performance Period, Buyer has failed to provide the Total Funding to the Qode Business Accounting Unit (referred to as "Funding Deficit") and such Funding Deficit exceeds $909,100 (referred to as the "Threshold"), then the Projected Performance Metrics shall each be reduced by an amount equal to the Projected Performance Metric in question multiplied by a fraction, the numerator of which is equal to the amount of the Funding Deficit less the Threshold and the denominator of which is the amount of Total Funding ("Adjusted Performance Metrics"). In the event of a Funding Deficit in excess of the Threshold, as described in this Section 6.03, such Adjusted Performance Metrics shall be used by the parties to calculate the Percentage of Achievement, pursuant to Section 5.06(e) hereof.

          (b) Notwithstanding the foregoing, the Buyer's commitment to provide the Total Funding projected for any successive three month period shall be excused, and the remedies set forth in section (a) shall not apply, in the event that:

               (i) at the end of the first three months of the Performance Period, the Cumulative Revenue/Investment Ratio, as defined below, is less than 1.24% and the Cumulative Page Views Adjusted are less than 40,000; or

               (ii) at the end of the first six months of the Performance Period, the Cumulative Revenue/Investment Ratio, as defined below, is less than 11.97% and the Cumulative Page Views Adjusted are less than 1,476,000;

               (iii) at the end of the first nine months of the Performance Period, the Cumulative Revenue/Investment Ratio is less than 46.58% and the Cumulative Page Views Adjusted are less than 11,835,000.

          (c) Where, for the purposes of this section, the following definitions shall apply:

               (i) "Cumulative Revenue/Investment Ratio", for any given period, shall be that percentage calculated as a fraction where the numerator is the sum of the actual Qode Total Revenue for the applicable period and the denominator is the sum of the actual Total Funding for the applicable period, multiplied by a weighting factor equal to (X) 50% for the first 3 months of the
----------
Performance Period; (Y) 60% for the first 6 months of the Performance Period and
(Z) 75% for the first 9 months of the Performance Period.

               (ii) "Cumulative Page Views Adjusted" shall be that sum of the actual Cumulative Pages Views for the identified measuring period multiplied by
                                                                  ----------
(X) 50% for the first 3 months of the Performance Period; (Y) 60% for the first 6 months of the Performance Period and (Z) 75% for the first 9 months of the Performance Period.

     6.04  Confidentiality.  Until Closing, Buyer will maintain strict
           ---------------
confidentiality with respect to all documents and information furnished to Buyer by or on behalf of Seller. In the event this Agreement is terminated, Buyer will return to Seller all documents, drafts, workpapers, and other material prepared or furnished by Seller relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.

     6.05  Corporate Action.  Prior to the Closing, Buyer shall take all
           ----------------
corporate action under applicable state laws necessary to effectuate the transactions contemplated by this Agreement and by the agreements and instruments called for hereunder.

     6.06  No Change in Representations and Warranties.  From the date hereof
           -------------------------------------------
until the Closing Date, except with the prior written consent of Seller, Buyer shall not, if it would either separately or in the aggregate materially and adversely affect Buyer's ability to consummate the transactions contemplated by this Agreement, (a) take or agree or commit to take any action that would make any representation or warranty of Buyer hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (b) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

     7.    Conditions Precedent to Buyer's Obligation to Close.  The obligations
           ---------------------------------------------------
of Buyer to purchase the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Buyer) at or prior to the Closing of each of the following conditions:

     7.01  Representations and Covenants. The representations and warranties of
           -----------------------------
Seller made herein or in any agreement, instrument or document called for hereunder shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date; and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to the Closing Date. The use of the term "material" in this Section and elsewhere in this Agreement shall not modify or apply to any of the representations, warranties or covenants in this Agreement which are already modified by "material."

     7.02  Consents.  Seller shall have obtained prior to the Closing Date all
           --------
consents necessary to effect valid assignments to Buyer of all of the contracts specified in Schedule 1.04 by an asterisk and all other consents necessary to consummate the transactions contemplated hereby.

     7.03  Delivery of Documents.  The Seller shall have delivered to Buyer all
           ---------------------
agreements, instruments and documents required to be delivered by Seller to Buyer pursuant to Section 9.02 or as reasonably requested by Buyer's counsel to evidence transfer of the Assets to Buyer.

     7.04  Liabilities.  Seller shall have provided Buyer an accounting of all
           -----------
Liabilities, other than the Assumed Liabilities, that demonstrates that all Liabilities, other than the Assumed Liabilities, have been satisfied in full or converted to stock of the Seller.

     7.05  Indebtedness.  Seller shall have delivered to Buyer a payoff letters,
           ------------
in a form reasonably acceptable to Buyer, executed by each holder of the Conversion Indebtedness and the Novus Debt.

     7.06  Novus Debt.  Seller shall have delivered to Buyer a Release, in form
           ----------
acceptable to Buyer, executed by Novus Holding Corp, releasing its right under the terms of the Note Agreement with Seller to reconvert its stock in Seller to Indebtedness.

     7.07  Legal Proceedings.  No action or proceeding by or before any
           -----------------
governmental authority (but not including an action or proceeding instituted or threatened by Buyer). shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate the transactions contemplated by this Agreement

     7.08  Absence of Material Change. Neither the Business nor the Assets shall
           --------------------------
have suffered a material adverse change since July 1, 2000, and there shall have been no changes since December 31, 1999 in the business, operations, employees, condition (financial or otherwise), properties, assets or liabilities of Seller, of the Business or of the Assets (regardless of whether or not such events or changes are consistent with the representations and warranties given herein by Seller), except changes contemplated by this Agreement, changes in the ordinary course of business which are not (either individually or in the aggregate) materially adverse or as otherwise disclosed in Schedules to this Agreement.

     7.09  Financial Statements.  Seller shall have provided Buyer with the
           --------------------
financial statements referred to in Section  5.02(l) hereof.

     7.10  Lock-up Agreements.  Seller shall have provided Buyer with Lock-up
           ------------------
Agreements, in form attached as Exhibit D, executed by Seller and the holders of
                                ---------
the Conversion Indebtedness and the Novus Debt.

     7.11  Management Contracts.  William H. Carpenter, Jr., Gregory P. Miller,
           --------------------
and Michael R. Miller shall have executed the Employment Agreements in the form attached as Exhibit E, F, and G, respectively.
            -------------------

     7.12  Assignment of Various Rights.  Seller shall have provided Buyer an
           ----------------------------
assignment agreement, reasonably acceptable to Buyer, for all rights to Qoder designs from RKS.

     8.    Conditions Precedent to Seller's Obligation to Close. The obligations
           ----------------------------------------------------
of Seller to sell, transfer, convey and deliver the Assets and to proceed with the Closing are subject to the satisfaction (or waiver by Seller) at or prior to the Closing of each of the following conditions:

     8.01  Representations and Covenants.  The representations and warranties
           -----------------------------
of Buyer made in this Agreement or in any agreement, instrument or document called for hereunder shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date; and Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing Date.

     8.02  Delivery of Documents.  Buyer shall have delivered to the Seller all
           ---------------------
agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 9.03.

     8.03  Assumed Liabilities.  Buyer shall have accepted the Assumed
           -------------------
Liabilities.

     8.04  Legal Proceedings.  No action or proceeding by or before any
           -----------------
governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) that might restrain, prohibit, or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller.

     8.05  Management Contracts.  Buyer shall have executed the employment
           --------------------
agreements to William H. Carpenter, Jr., Gregory P. Miller, and Michael R. Miller, in the form attached hereto as Exhibits E, F, and G, respectively.
                                       --------------------

     9.    The Closing.
           -----------

     9.01  Closing. Unless otherwise agreed by the parties hereto, the Closing
           -------
hereunder shall be held on March 1, 2001 ("Closing Date"), subject to the satisfaction of all conditions precedent, as described in Sections 7 and 8 hereof. The Closing shall be held at a time and place as the parties may agree.

     9.02 Deliveries by Seller.  At or before the Closing, the Seller shall
          --------------------
deliver to Buyer the following documents signed by the appropriate party:

           (a) Agreements and Instruments.  The following bills of sale,
               --------------------------
statements, assignments and other instruments of transfer, dated as of the Closing Date and executed by Seller, in form sufficient to transfer and convey to Buyer title (of the quality provided for in this Agreement) to the Assets and reasonably satisfactory to counsel to Buyer:

                    (i) Assignment of Assets substantially in the form attached hereto as Exhibit H;
                              ---------

                    (ii) Such other instruments or documents as Buyer or Buyer's counsel may reasonably request.

           (b) Consents.  Copies of all consents necessary to effect valid
               --------
assignments to Buyer of all of the agreements listed on Schedules 1.02 and 1.04.
                                                        -----------------------

           (c) UCC Report.  A report of the appropriate filing officers in the
               ----------
jurisdictions specified in Schedule 9.02(c) regarding absence of filings with
                           ----------------
their respective offices under the Uniform Commercial Code of financing statements naming Seller as debtor with respect to any of the Assets, except for those financing statements relating to the encumbrances listed on Schedule
                                                                  --------
9.02(c)  which will be terminated simultaneously with the Closing.  Such report
-------
shall be dated not more than ten (10) days prior to the Closing Date.

           (d) Corporate Actions.  Copies of the documents reflecting action by
               -----------------
the Seller including, corporate resolutions of the Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments.

           (e) Officers' Certificate.  A certificate of Seller signed by the
               ---------------------
President of the Seller certifying that the representations and warranties of Seller made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Seller has performed and complied with all covenants and agreements required to be performed or complied with by Seller on or prior to the Closing Date.

           (f) Opinion of Counsel.  An opinion of counsel for Seller, dated the
               ------------------
Closing Date, addressed to Buyer, substantially in the form attached hereto as

Exhibit I.
---------

           (g) An Assignment of New Patent Applications, is in the form of Exhibit L, assigning the twenty (20) new patent applications from Michael
---------
Miller, Gregory P. Miller and William H. Carpenter, Jr. to Buyer.

          (h) An Assignment of existing Patents and applications in the form of Exhibit M, assigning all existing Patents and Patent Application to Buyer.
---------

          (i)  An Assignment of Trademark, in the for attached as Exhibit N.
                                                                  ---------

          (j) Investor representation letters executed by Seller, Conversion Debt holders and Novus Debt holder.

          (k) Disclosure Document executed by Seller, Conversion Indebtedness holders and Novus Debt holder.

          (l)  The Escrow Agreement, dated the Closing Date.

     9.03 Deliveries by Buyer.  At or before the Closing, Buyer shall deliver
          -------------------
to Seller:

          (a)  Payments, Agreements and Instruments.  The following payments,
               ------------------------------------
agreements and instruments:

                    (i) Assumption Agreement substantially in the form attached hereto as Exhibit J;
                    ---------

                    (ii) The Closing Purchase Price provided as soon as practicable after Closing and letter of instruction to transfer agent at Closing.

          (b)  Corporate Actions.  Copies of the documents reflecting action by
               -----------------
the Buyer (including, to the extent applicable, resolutions of the Buyer), certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the agreements and instruments called for hereunder, and the consummation of the transactions contemplated hereby and by such agreements and instruments.

          (c)  Officers' Certificate.  A certificate of Buyer signed by any
               ---------------------
officer of the Buyer certifying that the representations and warranties of Buyer made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Buyer has performed and complied with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing Date.

          (d)  Opinion of Counsel.  An opinion of counsel for Buyer, dated the
               ------------------
Closing Date, addressed to Seller, substantially in the form attached hereto as Exhibit K.
---------

          (e)  Escrow Agreement.  The Escrow Agreement dated the Closing Date.
               ----------------

     10.   Risk of Loss.  The risk of loss or damage by fire or other casualty
           ------------
or cause to the Assets until the Closing Date shall be upon Seller. In the event of such loss or damage prior to the Closing Date, Seller shall promptly restore, replace or repair the damaged Assets to their previous condition at Seller's sole cost and expense. In the event such loss or damage shall not be restored, replaced, or repaired as of the Closing Date to the reasonable satisfaction of the Buyer, Buyer shall, at its option, either (a) proceed with the Closing and receive all insurance proceeds to which Seller would be entitled as a result of such loss or damage (provided, however, if such proceeds do not equal the loss, Seller shall pay the deficiency to Buyer), or (b) terminate this Agreement.

     11.   Survival; Indemnification.
           -------------------------

     11.01 Survival of Seller's Representations.  The representations and
           ------------------------------------
warranties made by Seller in this Agreement or pursuant hereto shall survive the Closing Date and shall also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal, or inspection at any time made by or on behalf of Buyer and shall continue in full force and effect forever thereafter (subject to any applicable statutes of limitation).

     11.02 Indemnification by Seller.  Subject to the conditions and provisions
           -------------------------
of Section 11.05, Seller agrees to indemnify, defend and hold harmless Buyer from and against any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees (including attorneys fees incurred by Buyer in enforcing this Indemnity against Seller or its Shareholders) and disbursements, asserted against, imposed upon or incurred by Buyer, directly or indirectly, by reason of or resulting from (a) any liability, obligation, or claim (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability or obligation or claim) not expressly assumed by Buyer pursuant to Section 2.04, arising out of, relating to or resulting from the businesses of Seller, or relating to or resulting from the Assets or the business and operations of the Business during the period prior to the Closing Date; (b) any misrepresentation or breach of the representations and warranties of Seller contained in or made pursuant to this Agreement; or (c) any noncompliance by Seller with any covenants, agreements or undertakings of Seller contained in or made pursuant to this Agreement, including but not limited to any noncompliance with the Projected Performance Metrics outlined in Section 5.06 hereof (with respect to attorneys fees in connection with this Section 11.02(c), such fees shall not be awarded to Buyer except for fees generated in connection with proceedings to enforce the indemnity in this Section 11.02(c)).

     Pursuant to Section 5.06 of the Asset Purchase Agreement, the Seller made certain representations with respect to the achievement of Projected Performance

Metrics. To the extent that there is an Achievement Deficit, the Buyer shall be entitled to a claim of indemnification hereunder and the return for cancellation of a certain number of the Escrowed Shares calculated in accordance with Section 12(d) hereof.

     11.03  Survival of Buyer's Representations.  The representations and
            -----------------------------------
warranties made by Buyer in this Agreement or pursuant hereto shall survive the Closing Date, and shall also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection at any time made by or on behalf of Seller and shall continue in full force and effect forever thereafter (subject to any applicable statutes of limitation).

     11.04  Indemnification by Buyer.  Subject to the conditions and provisions
            ------------------------
of Section 11.05, Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys' fees and disbursements, asserted against, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from (a) any Assumed Liability; (b) any misrepresentation or breach of the representations and warranties of Buyer made pursuant to this Agreement; or (c) any noncompliance by Buyer with any covenants, agreements or undertakings of Buyer contained in or made pursuant to this Agreement (with respect to attorneys fees in connection with this Section 11.04(c), such fees shall not be awarded to Seller except for fees generated in connection with proceedings to enforce the indemnity in this Section 11.04(c)).

     11.05  Conditions of Indemnification.  The obligations and liabilities of
            -----------------------------
Seller and of Buyer hereunder with respect to their respective indemnities pursuant to this Section 11, resulting from any claim or other assertion of liability by third parties (hereinafter called collectively, "Claims"), shall be subject to the following terms and conditions:

            (a) The party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim promptly after the Indemnified Party receives notice thereof.

            (b) In the event of a third party claim, the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such claim.

            (c) In the event that the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof).

          (d)  Anything in this Section 11.05 to the contrary notwithstanding,
(i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Claim, (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (iii) in the event that the Indemnifying Party undertakes defense of any Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Claim.

     12.  Payment/Indemnification Escrow.  (a)  In the event an action for
          ------------------------------
indemnification under Section 11 shall have a Final Determination, as defined below, the Indemnifying Party shall pay the Indemnified Party within ten (10) business days after the date of the determination. The amount of damages payable by the Indemnifying Party shall be (i) net of amounts actually recovered by the Indemnified Party under applicable insurance policies, (ii) increased to the extent an additional Tax is imposed on an Indemnified Party in respect of the receipt of such payment, so that after payment of any additional Tax (including any Tax imposed on additional amounts payable pursuant to this sentence) the Indemnified Party shall have received an amount equal to what it would have received if no Tax had been imposed on the receipt of such payment; and (iii) reduced by the amount of any Tax reduction actually realized by the Indemnified Party with respect to the adjustment giving rise to such payment for the Tax period during which such payment is made. For purposes of this Section, an action, and the liability for and the amount of damages pursuant to the Indemnification Provisions in Section 11 hereof, shall be deemed "Final Determination" when the parties to such action or indemnification claim hereunder, have so determined by mutual agreement, or, if disputed, when an order of a court of competent jurisdiction has been entered.

          (b) Any items as to which Buyer is entitled to payment pursuant to this Indemnification Section of the Agreement, shall only be paid to Buyer from Buyer Stock in the Indemnification Escrow. The number of shares of Buyer Stock necessary to satisfy such payment to Buyer and to be released to Buyer from the Indemnification Escrow shall be calculated by dividing the Indemnification payment amount due Buyer in US dollars (rounded to the nearest whole dollar) by the average of the "last trade" price of shares of Buyer Stock on the NASDAQ-Small-Cap-Market on the ten (10) consecutive trading days immediately preceding the date of Final Determination of the amount of the Indemnification payment to Buyer. Upon Final Determination of an indemnification claim in favor of Buyer, Buyer may provide the Escrow Agent written instruction to release the requisite number of shares of Buyer Stock to Buyer and Escrow Agent shall release such shares of Buyer Stock. Buyer will cancel all Buyer Stock received in payment.

          (c) The Indemnification Escrow shall be used to pay all Final Determination indemnification claims of Buyer pursuant to the written instructions of Buyer, as described in Section 12(b) above. If Buyer makes any indemnification claim of Seller, pursuant to the terms of Section 11 hereof, the amount of such indemnification claim shall be held by the Escrow Agent until such indemnification claim has a Final Determination and then released upon the instruction of Buyer. If the parties acting in good faith, are unable to reasonably determine the amount of an indemnification claim, the entire Escrow Deposit shall be held by Escrow Agent until there is a Final Determination of the indemnification claim in question.

          (d) Following the delivery of the Preliminary Metric Notice, Buyer shall provide written notice to Escrow Agent of the amount, if any, of the Achievement Deficit and Escrow Agent shall release to Buyer the requisite number of shares of Buyer Stock to pay Buyer for the Achievement Deficit by Seller.
The number of shares of Buyer Stock necessary to satisfy such payment to Buyer from the Indemnification Escrow shall be calculated by multiplying the Achievement Deficit by the total number of shares of Buyer Stock represented by the Closing Purchase Price (i.e. Achievement Deficit = 20% or .20 x 1,000,000 Shares = 200,000 shares to Buyer) ("Achievement Deficit Payment"). Following the delivery of the Audited Metric Notice, Buyer shall provide written notice to Escrow Agent of the amount, if any, of the Seller Excess and Escrow Agent shall release to Buyer the requisite number of shares of Buyer Stock to pay Buyer for the Seller Excess. The number of shares of Buyer Stock sufficient to pay the amount of Seller Excess shall be calculated by taking the percentage of Seller Excess (in decimal form) multiplied by the number of shares of Buyer Stock representing the Closing Purchase Price ("Seller Excess Payment").

          (e) The balance of the Escrow Deposit, not subject to Indemnification Claims, after deduction of the (i) Achievement Deficit Payment, (ii) any other indemnification payments to Buyer, (iii) any payments to Seller pursuant to
Section 5.06(g) and (iv) the Final Purchase Price deductions, as described in
Section 2.02(c) hereof ("Seller Earned Balance"), shall be released to Seller pursuant to the following schedule: Escrow Agent shall, upon written notice of Buyer ("Buyer

Notice"), release the Seller Earned Balance in 12 equal monthly installments ("Seller Payments") to Seller beginning on the next business day following the Buyer Notice, provided however that in the event Buyer makes any indemnification claims, after the Buyer Notice, pursuant to the terms of Section 11 hereof, the amount of such indemnification claim shall be held by the Escrow Agent until such indemnification claim has a Final Determination and Buyer Stock, if any, are released upon instruction of Buyer. No Seller Payments shall be released if the amount of Buyer Stock in the Indemnification Escrow, after any particular Seller Payment would be less than the total of all unresolved indemnification claims by Buyer.

     13.    Termination.  If the Closing has not occurred on or before March 15,
            -----------
2001, then either Buyer or Seller may, upon written notice to the other parties hereto, terminate this Agreement without any further obligation to the other hereunder, provided, that the party seeking to terminate this Agreement under this Section shall not be in default under this Agreement. Upon termination of this Agreement, pursuant to this Section, this Agreement shall be deemed null, void, and of no further force and effect (except for the provisions of Sections 5.04, 6.01, and 17, which shall survive such termination).

     14.    Remedies.
            ---------

     14.01  Default by Buyer. If Buyer shall default in the performance of its
            ----------------
obligations under this Agreement in any material respect or if, as a result of Buyer's action or failure to act, the conditions precedent to Seller's obligation to close specified in Section 8 are not satisfied, and for such reason or reasons this Agreement is not consummated, and provided that Seller shall not then be in default in the performance of Seller's obligations hereunder, Seller shall be entitled, by written notice to Buyer, to terminate this Agreement and Seller shall have all available remedies at law or in equity.

     14.02  Default by Seller.  If Seller shall default in the performance of
            -----------------
Seller's obligations under this Agreement in any material respect, or if, as a result of Seller's action or failure to act, the conditions precedent to Buyer's obligation to close specified in Section 7 are not satisfied and for such reason or reasons this Agreement is not consummated, and provided that Buyer shall not then be in default in any material respect in the performance of Buyer's obligations hereunder, Buyer shall be entitled, by written notice to Seller, to terminate this Agreement and to pursue any other remedies Buyer has at law or in equity.

     14.03  Specific Performance.  Seller acknowledges that the Assets to be
            --------------------
sold and delivered to Buyer pursuant to this Agreement are unique and that Buyer has no adequate remedy at law if Seller shall fail to perform any of its obligations hereunder, and Seller therefore confirms and agrees that Buyer's right to specific performance is essential to protect the rights and interests of Buyer. Accordingly, in addition to any other remedies which Buyer may have hereunder or at law or in equity or otherwise, Seller hereby agrees that Buyer shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Seller and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

     15.  Additional Actions and Documents. Each of the parties hereto agrees
          --------------------------------
that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and obtain such consents, as may be necessary or reasonably requested in connection with the consummation of the purchase and sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement.

     16.  Brokers.  Seller represents to Buyer that, Seller has not engaged, or
          -------
incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; Buyer represents to Seller that Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and Seller agrees to indemnify Buyer, and Buyer agrees to indemnify Seller, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party. Notwithstanding any other provision of this Agreement, this representation and warranty shall survive the Closing Date without limitation as to time.

     17.  Expenses.  Each party hereto shall pay its own expenses incurred in
          --------
connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. Seller shall pay all sales, stamp, documentary, transfer, and recording taxes and fees applicable to the transactions contemplated by this Agreement and the instruments and documents called for hereunder.

     18.  Notices.  All notices, demands, requests, or other communications
          -------
which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier), mailed by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          (i)  If to Buyer:

                 Charles A. Fritz
                 NeoMedia Tech, Inc.
                 2201 Second Street, Suite 600
                 Ft. Myers, FL  33901

          with a copy (which shall not constitute notice) to:

                 K. Patrick Meehan, Esq.
                 Holland & Knight LLP
                 400 Ashley Street, Suite 2300
                 Tampa, FL 33602

          (ii) If to Seller:

                 William H. Carpenter, Jr.
                 Qode.com, Inc.
                 4850 N. State Road 7, G104
                 Fort Lauderdale, FL 33319

               and

                 Amanda Vaughan, Esq.
                 Novus Holding Corp.
                 620 N.W. 35/th/ Street
                 Boca Raton, FL 33431

          with a copy (which shall not constitute notice) to:

                 Richard N. Bernstein, Esq.
                 Carlton Fields, P.A.
                 4000 International Place
                 100 S.E. 2/nd/ Street
                 Miami, FL 33131

     or such other address as the addressee may indicate by written notice.

     Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee, (with return receipt, the delivery receipt, the affidavit of messenger) being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     19.  Waiver. No delay or failure on the part of any party hereto in
          ------
exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

     20.  Benefit and Assignment.  Except as hereinafter specifically provided
          ----------------------
in this Section 20, no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Seller (if the assignor is Buyer) or Buyer (if the assignor is Seller); and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. In no event shall any assignment by Seller of its rights and obligations under this Agreement, whether before or after the Closing, release Seller from its liabilities hereunder. Notwithstanding the foregoing, Buyer or any permitted assignee of Buyer may assign this Agreement and any and all rights hereunder without the consent of Seller, if such assignment is, to any Subsidiary of Buyer. No such assignment, however, shall release Buyer or Parent from its obligations hereunder.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

     21.  Press Releases and Public Announcements.  No Party shall issue any
          ---------------------------------------
press release or make any public disclosure of the terms of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure). Notwithstanding the foregoing, without the consent of or notice to the other party, either party may make public announcements of any such information previously disclosed to the public.

     22.  No Third-Party Beneficiaries.  This Agreement shall not confer any
          ----------------------------
rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     23.  Headings.  The section headings contained in this Agreement are
          --------
inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     24.  Construction.  The Parties have participated jointly in the
          ------------
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail with respect to the exception identified. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     25.  Incorporation of Exhibits and Schedules.  The Exhibits and Schedules
          ---------------------------------------
identified in this Agreement are incorporated herein by reference and made a part hereof.

     26.  Submission to Jurisdiction.  Each of the Parties submits to the
          --------------------------
jurisdiction of any state or federal court sitting in Hillsborough County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives and defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

     27.  Entire Agreement; Amendment.  This Agreement, including the Schedules
          ---------------------------
and Exhibits hereto and other instruments and documents referred to herein or delivered pursuant hereto, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification or discharge is sought.

     28.  Severability.  If any part of any provision of this Agreement or any
          ------------
other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions hereof or of said agreement, document or writing.

     29.  Governing Law.  This Agreement, the rights and obligations of the
          -------------
parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of Florida, including the choice of law rules thereof.

     30.  Signature in Counterparts.  This Agreement may be executed in separate
          -------------
counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.


                          (INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

                                        SELLER
                                        ------

[Seal]                                  QODE.COM, INC.


ATTEST:

By: /s/ Emmett A. Moore                 By: /s/ William H. Carpenter, Jr.
   ---------------------------             --------------------------------
   Asst. Secretary                         President





                                        BUYER
                                        -----

[Seal]                                  NEOMEDIA TECHNOLOGIES, INC.


ATTEST:


By: /s/ Marianne H. Lepera              By: /s/ Richard K. Szatkowski
   ---------------------------             --------------------------------
   Asst. Secretary                         Sr. Vice President